Exhibit 99.1

Savient Appoints Chief Financial Officer and Treasurer

EAST BRUNSWICK, N.J. – July 6, 2006 – Savient Pharmaceuticals Inc. (NASDAQ: SVNT), a specialty pharmaceuticals company focused on developing, manufacturing and marketing novel therapeutic products for unmet medical needs, today announced the appointment of Brian J. Hayden as the Company’s Senior Vice President, Chief Financial Officer & Treasurer effective immediately. Mr. Hayden was most recently Vice President of Finance and Chief Financial Officer of Bone Care International, Inc. and has over 30 years of industry experience.

While at Bone Care, Mr. Hayden was a member of the senior management team that transitioned the Company to profitability, raised in excess of $100 million in a secondary public offering, increased its research coverage and grew the market capitalization from approximately $150 million to in excess of $700 million. Prior to joining Bone Care, Mr. Hayden served as Vice President, Chief Financial Officer and Treasurer of Cell Pathways, Inc. Mr. Hayden has also held financial management positions at Hoffmann-La Roche, Inc. Mr. Hayden holds a BBA from Loyola University.

“Brian’s extensive experience in the industry, including financial management, planning and budgeting, SEC reporting, investor relations and Sarbanes Oxley compliance at both small and large pharmaceutical and biotechnology companies, will be of significant value to Savient,” said Christopher Clement, President and Chief Executive Officer. “We welcome Brian to our senior management team and believe that his insight and participation on financial management and control issues will be instrumental to the success of our organization as we advance our strategy of completing our phase 3 clinical trials with Puricase for treatment-failure gout and move forward into our product commercialization and launch efforts.”

In order to ensure a smooth and orderly transition, Gina Gutzeit, who has been serving as Interim Chief Financial Officer, will continue with the Company in a consulting role in order to accomplish this transition over the next few weeks.

ABOUT SAVIENT

Based in East Brunswick, New Jersey, Savient Pharmaceuticals, Inc., is a specialty pharmaceuticals company and is engaged in developing, manufacturing and marketing pharmaceutical products that address unmet medical needs in both niche and broader markets. The Company's lead product development candidate, Puricase(R) (PEG-uricase), for the treatment of refractory gout has reported positive Phase 1 and 2 clinical data. Savient's experienced management team is committed to advancing its pipeline and expanding its product portfolio by in-licensing late stage compounds and exploring co-promotion and co-development opportunities that fit the Company's expertise in specialty pharmaceuticals and initial focus in rheumatology. Savient markets its product Oxandrin(R) (oxandrolone, USP) in the United States. The Company's subsidiary, Rosemont Pharmaceuticals Ltd., develops, manufactures, and markets through its own sales force oral liquid formulations of prescription products for the UK pharmaceutical market. Rosemont's product portfolio includes over 100 liquid formulations primarily targeting the geriatric population. Puricase is a registered trademark of Mountain View Pharmaceuticals, Inc. Further information on the Company can be accessed by visiting www.savientpharma.com.

CONTACT:
Jack Domeischel
Savient Pharmaceuticals, Inc.
732-565-4716
jdomeischel@savientpharma.com